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Exhibit 99.2








                          AGREEMENT AND PLAN OF MERGER

                                      DATED

                               SEPTEMBER 13, 1999

                                      AMONG

                           MH MILLENNIUM HOLDINGS LLC,
                         MH MILLENNIUM ACQUISITION CORP.
                                  MARK HUGHES,
                          THE MARK HUGHES FAMILY TRUST

                                       AND

                          HERBALIFE INTERNATIONAL, INC.


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                          AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "AGREEMENT") is entered into on September 13, 1999, by and among MH Millennium Holdings LLC, a Delaware limited liability company, located at 1800 Century Park East, Los Angeles, California 90067 ("PARENT"), MH Millennium Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent, located at 1800 Century Park East, Los Angeles, California 90067 ("PURCHASER"), Mark Hughes, a natural person residing in Los Angeles, California ("MR. HUGHES"), The Mark Hughes Family Trust, a trust of which Mr. Hughes is the sole trustee ("FAMILY TRUST"), and Herbalife International, Inc., a Nevada corporation, located at 1800 Century Park East, Los Angeles, CA 90067 (the "COMPANY").

                                    RECITALS

        WHEREAS, the Board of Directors of the Company has formed a special committee (the "SPECIAL COMMITTEE") comprised exclusively of independent directors of the Board to consider and act upon a proposal received from Mr. Hughes, the founder, president, chief executive officer and principal stockholder of the Company (including entities controlled and beneficially owned by him, directly and indirectly, the "CONTINUING STOCKHOLDER"), to acquire the Company in a "going private" transaction; and, among other things, the Board of Directors of the Company has delegated to the Special Committee full and exclusive responsibility and authority on behalf of the Company and the Board of Directors to accept, reject or seek to modify, amend or otherwise change this Agreement, or any of its terms or provisions (including modifications, amendments or changes subsequent to the Closing (as defined below)); and

        WHEREAS, having received the advice of its own independent financial and legal advisors, and following detailed negotiation of the terms of the "going private" transaction proposal and this Agreement, the Special Committee has unanimously determined that the terms of the proposed acquisition of the Company by Parent, upon the terms and subject to the conditions hereinafter provided, are fair to, and in the best interest of, the Company and the stockholders of the Company other than the Continuing Stockholder (the "PUBLIC STOCKHOLDERS"); and

        WHEREAS, in furtherance of the acquisition of the Company, Parent proposes to cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all of the Company's issued and outstanding shares of Class A Common Stock, par value $.01 per share (the "CLASS A STOCK") and Class B Common Stock, par value $.01 per share (the "CLASS B STOCK" and, together with the Class A Stock, the "COMPANY COMMON STOCK" or the "SHARES") at a price per share of Common Stock of $17.00, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the Continuing Stockholder has agreed pursuant to a letter to the Company dated September , 1999, among other things, not to tender any shares owned by any of the persons and entities comprising the Continuing Stockholder in connection with the Offer, and to ensure that none of such shares shall be subject to cancellation in exchange for the cash Merger Consideration (as defined below) in the Merger (as defined below) (such letter and the commitments contained therein, the "EQUITY COMMITMENT");


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        WHEREAS, the managing member of Parent and the Boards of Directors of
Purchaser and the Company have approved the merger (the "MERGER") of Purchaser into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Company Common Stock owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Purchaser shall be cancelled and retired for no consideration, (ii) each issued and outstanding share of Company Common Stock that is owned by one or more limited liability companies owned by Mr. Hughes and which hold a portion of Mr. Hughes's Shares (all of such entities collectively, "DEBTOR LLC") will remain outstanding or be converted into a different class of securities of the Surviving Corporation (as hereinafter defined), (iii) all other Shares issued and outstanding (excluding Shares held by Dissenting Stockholders (as defined below)) shall be converted into the right to receive the Merger Consideration (as hereinafter defined) in cash (which is the same per share consideration paid pursuant to the Offer), and (iv) each issued and outstanding share of capital stock of Purchaser held by Parent shall be converted into one share of Class A Stock of the Surviving Corporation;

        WHEREAS, the Continuing Stockholder has executed and delivered a written consent (the "STOCKHOLDER CONSENT") as the Company's majority holder of Class A Stock, whereby the Continuing Stockholder has approved and adopted this Agreement and the Merger, such Stockholder Consent being sufficient to constitute stockholder approval of this Agreement and the Merger under applicable law;

        WHEREAS, the Company has agreed to grant certain dissenters' rights to the Public Stockholders in the Merger, notwithstanding that such rights are not required by the applicable laws contained in the Nevada Revised Statutes ("NRS");

        WHEREAS, the Special Committee has unanimously approved this Agreement and has unanimously recommended that the Company's Board of Directors approve this Agreement, the Offer and the Merger; and

        WHEREAS, the Special Committee and the Board of Directors have each adopted resolutions recommending that the Public Stockholders accept the Offer;

        WHEREAS, the Company's Board of Directors also granted full responsibility and authority on behalf of the Company and the Company's Board of Directors to the Special Committee to take all action and to execute all documents necessary or desirable to consummate the transactions contemplated by this Agreement, to give and receive consents and all notices on behalf of the Company hereunder, to negotiate and settle claims on behalf of the Company hereunder, and to perform any other act arising under or pertaining to this Agreement and the transactions contemplated hereby on behalf of the Company; and

        WHEREAS, (i) the managing member of Parent and the Boards of Directors of Purchaser and the Company have each approved this Agreement, the Offer and the Merger, upon the terms and subject to the conditions hereinafter provided, and (ii) the Board of Directors of Purchaser has determined that the Offer and the Merger are fair to, and deem it advisable and in the best interests of, its sole stockholder to consummate the acquisition of the Company by Parent pursuant hereto, and (iii) the Board of Directors of the Company has determined that the Offer and the Merger are


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fair to, and deem it advisable and in the best interests of the Public
Stockholders to consummate the acquisition of the Company by Parent pursuant hereto;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                              THE OFFER AND MERGER

        1.1     The Offer.

                (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, then (i) not later than the first Business Day (for purposes of this Agreement, such term having the meaning given in Rule 14d-1 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) after execution of this Agreement, Parent and the Company shall issue a public announcement of the execution of this Agreement, and (ii) Purchaser shall, as promptly as practicable, but in no event later than five Business Days after the date of such public announcement, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange
Act), the Offer to purchase all of the issued and outstanding Shares at a price per share of $17.00, net to the seller in cash. The Offer shall be made pursuant to the Offer to Purchase and related Letter of Transmittal in form reasonably satisfactory to the Company and containing the terms and conditions set forth in this Agreement. The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any Shares properly tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "OFFER CONDITIONS") (any of which may be waived in whole or in part by Purchaser in its sole discretion, provided, however, that Purchaser shall not waive the Minimum Condition without the prior written consent of the Company). Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that, without the express written consent of the Company, neither Parent nor Purchaser shall (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the Offer Conditions, (iv) except as provided in the next sentence, change the expiration date of the Offer, (v) change the form of consideration payable in the Offer or (vi) amend, alter, add or waive any term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, if on any scheduled expiration date of the Offer, which shall initially be 20 Business Days after the commencement date of the Offer, all Offer Conditions have not been satisfied or waived, Purchaser may, without the consent of the Company, and at the request of the Company shall, from time to time, extend the expiration date of the Offer, and Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the SEC staff applicable to the Offer. Subject only to the conditions set forth in Exhibit A, Purchaser shall, and Parent shall cause Purchaser to, as soon as practicable after the expiration of the Offer, accept for payment, and pay for all Shares validly tendered and not withdrawn that Purchaser becomes obligated to accept for payment pursuant to the Offer.

                (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (as supplemented or amended from time to time, the "SCHEDULE 14D-1") and Schedule 13E-3 (as supplemented or amended from time


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to time, the "SCHEDULE 13E-3") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1, the Schedule 13E-3, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). Parent and Purchaser agree that the Offer Documents shall comply as to form and content in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, and the Offer Documents, at the time filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to written information supplied by the Company or any of its stockholders (other than the Continuing Stockholder) specifically for inclusion or incorporation by reference in the Offer Documents. Parent, Purchaser and the Company each agrees promptly to correct any written information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 and Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company, the Special Committee and their respective counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company, and Parent and Purchaser shall consider such comments in good faith. Parent and Purchaser agree to provide the Company, the Special Committee and their respective counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                (c) Parent shall provide or cause to be provided to Purchaser on a timely basis the funds sufficient to accept for payment, and pay for, any and all Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

                (d) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or under any provision of state, local or foreign tax law; provided, however, that Purchaser shall promptly pay any amounts deducted and withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall promptly provide to the Company proof of such payment and a copy of all such tax returns and reports.

        1.2     Company Actions

                (a) The Company hereby approves of and consents to the Offer.

                (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (as supplemented or amended from time to time, the "SCHEDULE 14D-9") containing the recommendation described in
Section 1.2(a) (subject to the fiduciary obligations of the Special


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Committee and the Board, as advised by their counsel) and shall mail the
Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form and content in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to written information supplied by Parent, Purchaser or the Continuing Stockholder specifically for inclusion in the Schedule 14D-9. The Company, Parent and Purchaser each agree promptly to correct any written information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company, and the Company shall consider such comments in good faith. The Company agrees to provide Parent any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, promptly deliver, and will use their best efforts to cause their agents promptly to deliver, to the Company all copies of such information (and all copies of information derived therefrom) then in their possession or control.

        1.3     The Merger.

                (a) Subject to the terms and conditions of this Agreement, and pursuant to Section 92A.250 of the NRS, at the Effective Time (as defined in Section 1.4) the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Nevada, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.


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                (b)     Pursuant to the Merger, (i) the articles of
incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with such articles and the NRS, and (ii) the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation and such bylaws.

                (c) The Merger shall have the effects set forth in the NRS (including without limitation Section 92A.250 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Effective Time. On the date of Closing (as defined in Section 1.5), the parties shall cause articles of merger or other appropriate documents (in any such case, the "ARTICLES OF MERGER") to be executed and filed with the Secretary of State of the State of Nevada in accordance with the provisions of Chapter 92A of the NRS, and make all other filings and recordings required by the NRS in connection with the Merger. The Merger shall become effective at the time and on the date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Nevada or such later time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "EFFECTIVE TIME".

        1.5 Closing. The Closing of the Merger (the "CLOSING") will take place at 9:00 a.m., Los Angeles time, on a date to be specified by the parties, which shall be as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII (or on such other date as Parent and the Company may agree), but in any event no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "CLOSING DATE"), at the offices of Irell & Manella LLP at 333 South Hope Street, Suite 3300, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

        1.6 Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

        1.7     Consent of Continuing Stockholder.

                (a) Concurrently with the commencement of the Offer, the Company shall prepare and file with the SEC an Information Statement on Schedule 14C (as supplemented or amended from time to time, the "SCHEDULE 14C") reflecting the action taken pursuant to the Stockholder Consent and relating to the Merger and this Agreement, such Schedule 14C to include the information required to be included pursuant to the rules and regulations of the SEC and shall use its commercially reasonable best efforts, after consultation with Parent, to respond to any comments made by the SEC with respect to the Schedule 14C and, as promptly as practicable after satisfying applicable SEC rules and regulations, cause the Schedule 14C to be mailed to its


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stockholders. If required by the rules and regulations of the SEC, the Schedule
14C filing shall include a filing of a Schedule 13E-3. The Offer Documents and, if required, the Schedule 14C, shall contain a notification conforming to
Section 92A.430(d) of the NRS advising stockholders of (i) the Stockholder Consent and (ii) the date by which the Company must receive the demand for payment in order for Shares to qualify for the dissenters' rights provided for hereunder, which date shall be approved by Parent. The Schedule 14C, including any amendments or supplements thereto, shall not, at the time filed with the SEC or as of the date mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Company makes no representation or warranty with respect to any information provided by Parent, Purchaser or the Continuing Stockholder specifically for use in the Schedule 14C. The Schedule 14C shall comply as to form in all material respects with the provisions of the Exchange Act.

                (b) Provided that this Agreement has not been terminated in accordance with Article VIII, Mr. Hughes agrees not to, and to cause the other persons and entities included within the Continuing Stockholder not to, revoke or withdraw the Stockholder Consent.

        1.8 Short Form Merger. Notwithstanding Section 1.7 or anything else in this Agreement to the contrary, at Parent's election, in the event that Purchaser shall acquire Shares, including Shares accepted for purchase pursuant to the Offer, in a number sufficient to consummate a merger of the Company into Purchaser pursuant to Section 92A.180 of the NRS, the parties hereto agree, at the request of Parent or Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company's stockholders, in accordance with
Section 92A.180.

                                   ARTICLE II
                              CONVERSION OF SHARES

        2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock (as defined below) or Purchaser's common stock, par value $.001 per share ("PURCHASER COMMON STOCK"):

                (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one (1) fully paid and nonassessable share of Class A Stock of the Surviving Corporation.

                (b) Treatment of Treasury Stock, Parent-Owned Stock and Other Non-Public Stockholder Stock.

                        (i) All shares of Class A Stock and all shares of Class B Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Purchaser shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                        (ii) Each issued and outstanding share of Class A Stock that is owned by Debtor LLC shall be converted into and become one (1) fully paid and nonassessable share of Class


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B Stock of the Surviving Corporation, and each issued and outstanding share of
Class B Stock that is owned by Debtor LLC shall remain outstanding.

                (c) Conversion of Shares. Each issued and outstanding share of Company Common Stock (excluding shares to be cancelled or converted in accordance with Section 2.1(b) and shares of Company Common Stock held by Dissenting Stockholders as described in Section 2.1(e)) shall be converted into the right to receive $17.00 in cash, payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, at the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in the manner prescribed in Section 2.2, without interest.

                (d) Stock Options. At the Effective Time, all issued and outstanding warrants, options and other rights to acquire Company Securities (as defined in Section 3.2(a)), but excluding all such options, warrants and rights held by the Continuing Stockholder, shall, to the extent not theretofore vested, become vested and shall terminate as of the Effective Time. Each holder of any such warrant, option or other right shall only be entitled to receive from the Company, in cancellation and settlement of such warrant, option or other right, the Option/Warrant Spread (as defined in Section 3.2(b)), if any. All options, warrants or other rights to acquire Company Securities held by the Continuing Stockholder shall, at the Effective Time, be cancelled for no consideration or contributed to capital of the Company.

                (e) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement or Section 92A.390 of the NRS to the contrary, holders of shares of Company Common Stock shall have rights pursuant to Section 92A.380 of the NRS, provided such holders comply with the provisions of such Section as if such Section otherwise applied to the Merger. Each holder who so complies shall be referred to as a "DISSENTING STOCKHOLDER." For purposes of applying the foregoing provisions of the NRS, the date of the corporate action triggering the obligation to provide notice of dissenters rights to the holders of shares of Company Common Stock shall be the date of the Stockholder Consent. Any issued and outstanding shares of Company Common Stock held by a Dissenting Stockholder shall not be converted as described in Section 2.1(c) but shall instead represent the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to, and to the extent provided by, the laws of the State of Nevada (notwithstanding Section 92A.390 of the NRS); provided, however, that the shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, fail to perfect his right to appraisal, withdraw his demand for appraisal or lose his right of appraisal, in any case pursuant to Sections 92A.400 through 92A.440 (inclusive) of the NRS, shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.


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
        2.2     Exchange of Certificates.

                (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "PAYING AGENT") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to
Section 2.1(c). Prior to the filing of the Articles of Merger with the Secretary of State of the State of Nevada, Parent or Purchaser shall deposit with the Paying Agent cash in an amount equal to the product of (i) the number of shares of Company Common Stock required to be converted pursuant to Section 2.1(c), multiplied by (ii) the Merger Consideration. The deposit made by Parent pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Paying Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of shares of Company Common Stock, and (ii) promptly applied to making the payments provided for in Section 2.1(c). The Payment Fund shall not be used for any purpose that is not provided for herein. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

                (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares of Company Common Stock will have been converted pursuant to
Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and related materials, including, without limitation, a Substitute Form W-9 and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and related materials, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash, without interest, as contemplated by this Section 2.2.

                (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason (other than pursuant to exercise of dissenters' rights granted hereunder), they shall be canceled and exchanged as provided in this Article II.

                (d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (e) Lost Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, if any, as may be required pursuant to Section 2.1(c); provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.3 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to consummate the Merger, to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the officers and directors of the Company, Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Purchaser as follows, except as previously disclosed in writing to Parent and Purchaser or as otherwise actually known by Parent, Purchaser or the Continuing Stockholder (collectively, "EXCLUDED Matters")(provided that such exception shall not be applicable to the representation and warranty contained in Section 3.4(a)):

        3.1     Organization and Qualification.

                (a) The Company and each of its "Significant Subsidiaries" (within the meaning of Regulation S-X of the Securities Act of 1933, as amended (the "SECURITIES ACT")) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the its respective jurisdiction of incorporation or organization, and has all requisite corporate or other legal power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted.

                (b) The Company and each of its Significant Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the respective property owned, leased or operated by it or the nature of the respective business conducted by it makes such qualification or licensing necessary, and to perform all of its respective obligations under any contract under which the Company and each of its Significant Subsidiaries
(A) has or may acquire any rights, (B) has or may become subject to any obligation or liability or (C) is or may, or any of the assets used or owned by it are or may, become bound, except where the failure to be so duly qualified or licensed and in good standing or to effect such performance would not, individually or in the aggregate, have a Company Material Adverse Effect. When used in this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any change or effect that would (i) be materially adverse to the business, assets (tangible or intangible), results of operations, liabilities, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole, or (ii) prevent, delay or otherwise impair the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

        3.2     Capitalization of the Company.

                (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 33,333,333 shares of Class A Stock, of which 9,982,300 shares are currently issued and outstanding, (ii) 66,666,667 shares of Class B Stock, of which 18,604,515 are currently issued and outstanding and
(iii) 100,000,000 shares of preferred stock, no par value, of which zero (0) shares are currently issued and outstanding. All outstanding shares of capital stock of the Company have been validly issued, and are fully paid, nonassessable and free of, and not issued in violation of, preemptive rights. As of the date hereof, there are 2,238,703 shares of Class A Stock and 5,303,162 shares of Class B Stock subject to issuance upon exercise of outstanding options, warrants, or other rights to purchase capital stock of the Company from the Company. Except as set forth above, there are outstanding (A) no shares of capital stock or other securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or securities of the Company, (C) no options, subscriptions, warrants, convertible securities, calls or other rights to acquire from the Company, and no obligation of the Company or any of its Subsidiaries to issue, deliver or sell, any capital stock, securities or securities convertible into or exchangeable for capital stock or securities of the Company, and (D) no equity equivalents, performance shares, interests in the ownership or earnings of the Company or other similar rights issued by the Company (the items referred to in clauses (A)-(D) are referred to herein as "COMPANY SECURITIES"). As of the date hereof, (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, (ii) no agreement, other document or other obligation that grants or imposes on any Company Securities any right, preference, privilege or restriction with respect to the transactions contemplated hereby (including, without limitation, any rights of first refusal), other than any applicable right to dissent from the Merger as provided in Section 2.1(e) above, (iii) there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding and (iv) the Company is not a party or bound to, and to the Company's knowledge there are no other, voting agreements, lock-up agreements or similar agreements or arrangements restricting or affecting outstanding Company Securities (excluding (x) arrangements governing 5,000,000 shares of Class B Stock pledged by affiliates of Mr. Hughes to secure obligations owed by them to DECS Trust III, a Delaware business trust, as described in the final prospectus dated March 25, 1998 relating to the offering and sale of 5,000,000 DECS by

DECS Trust III (the "DECS") and (y) a related share borrow arrangement between Salomon Smith Barney and Mr. Hughes with respect to 1,000,000 shares of Class B Stock held by Mr. Hughes).

                (b) All issued and outstanding warrants, options and other rights to acquire Company Securities will, as of or prior to the Effective Time, terminate or will thereafter constitute only the right to receive the excess, if any, of the per share Merger Consideration over the per share exercise price of such warrant, option or such other right, multiplied by the number of shares for which such warrant or option is exercisable immediately prior to the Effective Time (in the case of Company Securities other than Company Common Stock and options or other rights to acquire Company Securities other than Company Common Stock, if any, computed on a Company Common Stock equivalent basis) (the "OPTION/WARRANT SPREAD"), without obligation of any other payment. The aggregate dollar amount of the Option/Warrant Spread, excluding the Option/Warrant Spread related to options, warrants and other rights to acquire Company Securities held by the Continuing Stockholder, does not exceed $57,100,000.

        3.3 Power and Authority. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except (a) as such enforcement may be subject to bankruptcy, insolvency or similar laws now or hereafter in effect relating to creditors rights generally, and (b) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (a) and (b) collectively, the "ENFORCEABILITY EXCEPTIONS").

        3.4     Board Recommendations; Anti-takeover Provisions.

                (a) At a Special Committee meeting duly called and held on September 13, 1999, the Special Committee, based in part upon the opinion of the Independent Advisor, duly and validly (i) determined that this Agreement and the Offer and the Merger contemplated hereby are fair to and in the best interest of the Public Stockholders, (ii) approved, authorized and adopted this Agreement, the Offer, the Merger and the other transactions contemplated hereby; and (iii) resolved to recommend that the Public Stockholders accept the Offer and tender their Shares pursuant to the Offer. On September 13, 1999, the Special Committee received an opinion from Bear, Stearns & Co. Inc. (the "INDEPENDENT ADVISOR") addressed to the Special Committee to the effect that the consideration to be received in the Offer and the Merger is fair from a financial point of view to the Public Stockholders, and a complete and correct signed copy of such opinion has been delivered by the Special Committee to Parent for purposes of inclusion in SEC filings.

                (b) The Company's Board of Directors, at a meeting duly called and held on September 13, 1999, has duly and validly (i) determined that this Agreement and the Offer and the Merger contemplated hereby are fair to and in the best interest of the Public Stockholders, (ii) approved, authorized and adopted this Agreement, the Offer, the Merger and the other transactions contemplated hereby; (iii) resolved to recommend that the Public Stockholders accept the Offer and tender their Shares pursuant to the Offer; (iv) taken the action required to cause all issued and outstanding warrants, options and other rights to acquire Company Securities, as of or prior to the Effective Time, to terminate or constitute only the right to receive the Option/Warrant

Spread; (v) taken all action necessary to ensure that (A) the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS do not apply to the Company and to ensure that the prohibitions contained in Sections 78.411 through 78.444, inclusive, of the NRS applicable to "combinations" (as defined in Section 78.416) do not apply to the transactions contemplated by this Agreement; and (B) any other anti-takeover, control-share, business combination, moratorium or like laws of any state do not and will not apply to the transactions contemplated by this Agreement or otherwise impair, restrict or prohibit the performance of this Agreement; and (vi) resolved not to alter, amend, repeal, modify or otherwise restrict the effect of any action described in clause (v) above, other than an action to ensure compliance with such clause (v).

        3.5 Consents and Approvals; No Violation. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not:

                (a) conflict with or violate any provision of the Company's articles of incorporation or bylaws or the equivalent organizational documents of any of its Significant Subsidiaries; or

                (b) require on the part of the Company or any Significant Subsidiary of the Company any consent, approval, order, authorization or permit of, or registration, filing or notification to, any Governmental Authority, except for (i) the filing with the SEC of (A) the Schedule 14C, and (B) such reports under Sections 13, 14 and 16(a) of the Exchange Act, as may be required in connection with this Agreement (including, without limitation, the Schedule 14D-9 and the Schedule 13E-3), and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, and (iii) such additional actions or filings which, if not taken or made, would not, singly or in the aggregate, have a Company Material Adverse Effect.

        3.6 Information Supplied. None of the information supplied or to be supplied by the Company specifically for use in the Offer Documents will, at the time filed with the SEC or as of the date mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        3.7 Brokers and Finders. Except for payments required to be made to Donaldson Lufkin & Jenrette Securities Corporation ("DLJ") as the Company's and Mr. Hughes's financial advisor pursuant to an engagement letter dated April 23, 1999, and to the Independent Advisor, neither the Company nor any of its affiliates will or has, directly or indirectly, become obligated to pay any person or entity any brokerage fee, finder's fee, investment banking fee or agent's fee as a result of the entering into of this Agreement and/or closing of the Merger or any of the transactions contemplated hereby.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

        Parent and Purchaser represent and warrant to the Company as follows:

        4.1 Organization. Parent is a limited liability company and Purchaser is a corporation, in each case duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, and each has the requisite limited liability company or corporate power to carry on its business. Parent and Purchaser have made available to the Company a complete and correct copy of their respective certificate of formation, operating agreement, articles of incorporation and bylaws, each as amended to date and as in full force and effect. Neither Parent nor Purchaser is in default in the performance, observation or fulfillment of any provision of its certificate of formation, operating agreement, articles of incorporation or bylaws. Purchaser is a wholly-owned subsidiary of Parent.

        4.2 Authority Relative to this Agreement. Each of Parent and Purchaser has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Parent and Purchaser have been duly and validly authorized by the managing member of Parent and the Board of Directors of Purchaser and by Parent as the sole stockholder of Purchaser and no other limited liability or corporate proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company and the requisite approval of the Company's stockholders has been obtained, this Agreement constitutes a valid and binding agreement of Parent and Purchaser, enforceable against each of them in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

        4.3 Consent and Approvals; No Violation. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the performance by Parent and Purchaser of their obligations hereunder will not:

                (a) conflict with any provision of the respective certificate of formation, operating agreement, articles of incorporation or bylaws of Parent or Purchaser;

                (b) require on the part of Parent or Purchaser any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) such reports under Sections 13, 14 and 16(a) of the Exchange Act as may be required in connection with this Agreement (including, without limitation, the Schedule 14D-1 and Schedule 13E-3), and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, and (iii) such additional actions or filings which, if not taken or made, would not, singly or in the aggregate, have a Parent Material Adverse Effect (as defined below); or

                (c) result in any conflict with or violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, indenture, lease, mortgage, license, franchise, agreement or other instrument or obligation to which the Parent or Purchaser is a party or by which the Parent or Purchaser or any of their properties or assets may be bound, except for such conflicts, violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or will be obtained prior to the Effective Time or which, singly or in the aggregate, would not result in any change or effect that would prevent, delay or otherwise impair the ability of Parent or Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby (a "PARENT MATERIAL ADVERSE EFFECT").

        4.4 Information Supplied. None of the information supplied or to be supplied by Parent, Purchaser or the Continuing Stockholder specifically for use in the Schedule 14C or Schedule 14D-9 will, at the time filed with the SEC or as of the date mailed to the Company's stockholders, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

        4.5 Purchaser's Operations. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than to facilitate the transactions contemplated hereby.

        4.6 Capitalization. All of the issued and outstanding shares of Purchaser Common Stock have been duly and validly issued and are held of record and beneficially solely by Parent. Purchaser has no other outstanding equity interests or securities convertible, exchangeable or exercisable for any equity interests.

        4.7 Financing. The Company has received written assurances (the "DLJ LETTER") from DLJ, dated September 13, 1999 relating to such firm's confidence in being able to secure and/or arrange the financing of the Offer and the Merger (the "DEBT FINANCING") and has received from the Continuing Stockholder the Equity Commitment, true and complete copies of which have been provided to the Special Committee and the Board of Directors of the Company. Funds from the Debt Financing, together with Company cash and cash equivalents would be sufficient to fund (i) the Offer, (ii) the Merger Consideration for all shares of Company Common Stock subject to conversion in accordance with Section 2.1(c) hereof,
(iii) the other transactions contemplated by this Agreement (including, without limitation, the cancellation of all outstanding warrants, options and other rights to acquire Company Securities for their Option/Warrant Spread in accordance with Section 2.1(d) hereof, and the loans to Debtor LLC described on Exhibit B hereto), (iv) all fees and expenses of the Company, Parent and Purchaser incurred in connection with the transactions contemplated by this Agreement and (v) the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit (collectively, the funds required for the matters specified in clauses (i)-(v) are referred to as the "USES OF FUNDS").

        4.8 Solvency. Parent has no reason to believe that the financing to be provided to Purchaser to effect the Offer and the Merger will cause (i) the fair salable value of the Surviving

Corporation's assets to be less than the total amount of its existing liabilities and identified contingent liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to pay its existing debts as they mature or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.

        4.9 Brokers and Finders. Except for payments required to be made to DLJ as the Company's and Mr. Hughes's financial advisor, neither the Parent, Purchaser nor any of their affiliates will or has, directly or indirectly, become obligated to pay any person or entity any brokerage fee, finder's fee, investment banking fee or agent's fee as a result of the entering into of this Agreement and/or closing of the Offer or the Merger.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

        The Company agrees that it shall, prior to the Effective Time, continue to declare and pay its regular quarterly cash dividend on Company Common Stock, in accordance with prior practice. In addition, the Company shall declare two additional special dividends to the holders of its securities, the record dates for which shall be the close of business on the date that the Offer is consummated, and the close of business on the last Business Day prior to the Effective Time, respectively. The amount of the first special dividend shall be equal to the Company's most recent quarterly dividend rate for such security, multiplied by the number of days elapsed since the last regular quarterly dividend record date through and including the date of the consummation of the Offer, and divided by 90. The amount of the second special dividend shall be equal to the Company's most recently quarterly dividend rate for such security, multiplied by the number of days elapsed since the last regular or special dividend record date (including the first special dividend record date) through and including the Effective Time, and divided by 90. Dividends payable hereunder shall be paid in cash in the same manner that regular quarterly dividends are paid.

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

        The parties hereto further agree as follows:

        6.1     Acquisition Proposals.

                The Company, its subsidiaries and their affiliates will not, and the Company, its subsidiaries and their affiliates will use their reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents do not, directly or indirectly, initiate, solicit, encourage or participate in negotiations or discussions relating to, or provide any information to any natural person, corporation, partnership, limited liability company or entity (each, a "PERSON") concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined below) relating to the Company, its subsidiaries or any affiliate, or any inquiry with respect thereto, or agree to approve or recommend any Acquisition Proposal; provided, however, that if at any time prior to the Effective Time, in the opinion of the Special Committee of the Board of Directors after consultation with its counsel, the failure to take any of the foregoing actions described in this Section 6.1 would be inconsistent with the fiduciary duties of such Special Committee to the Public Stockholders under applicable law, such Special Committee may take any such action; provided, further, that if taking any such action involves, directly or indirectly, providing access and/or furnishing information concerning the Company's business, properties or assets to any corporation, partnership, person or other entity or group, the access and/or information shall be provided only pursuant to an appropriate confidentiality agreement.

                The Company (acting through the Special Committee) shall promptly notify Parent of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the Person making it), and will keep Parent apprised of all developments with respect to any such Acquisition Proposal, including without limitation any modifications thereof.

                Nothing contained in this Section 6.1 shall prohibit the Company or the Special Committee from (i) taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders which, in the opinion of the Special Committee, after consultation with its counsel, may be required under applicable law.

                As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer involving the Company or its securities, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company; provided, however, that, as used in this Agreement, the term "ACQUISITION PROPOSAL" shall not apply to any transaction of the type described in this subsection (d) involving Parent, Purchaser or their affiliates.

        6.2 Access to Information. Between the date of this Agreement and the Effective Time, upon reasonable notice the Company shall (i) give Parent, Purchaser and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access to all buildings, offices, and other facilities and to all contracts, internal reports, data processing files and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company, whether located on the premises of the Company or at another location; (ii) furnish promptly to Parent and Purchaser a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (iii) permit Parent and Purchaser to make such inspections as they may require; (iv) cause its officers to furnish Parent and Purchaser such financial, operating, technical and product data and other information with respect to the business and properties of the Company as Parent and Purchaser from time to time may request, including without limitation financial statements and schedules; (v) allow Parent and Purchaser the opportunity to interview such employees and other personnel and affiliates of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld; and (vi) assist and cooperate with Parent and Purchaser in the foregoing; provided, however, that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty made by the Company herein.

        6.3     Consents and Approvals.

                (a) The parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties ("THIRD PARTY APPROVALS") and federal, state and local governmental agencies and authorities ("GOVERNMENTAL AUTHORITIES") which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Offer and the Merger) ("GOVERNMENTAL APPROVALS" and, together with Third Party Approvals, "APPROVALS"), and to comply with the terms and conditions of all such Approvals. Each of the parties hereto and their respective officers, directors and affiliates shall use their reasonable best efforts to file within 15 days after the date hereof, and in all events shall file within 30 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith; and each party will use its reasonable best efforts to secure such Governmental Approvals as expeditiously as practicable. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Parent and the Company (the "NOTIFYING PARTY") will notify the other promptly of the receipt of comments or requests from Governmental Authorities relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Authorities with respect to Governmental Approvals.

                (b) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

        6.4 Notification of Certain Matters. The Company will give prompt notice to Parent of (a) any notice of default received by it subsequent to the date of this Agreement and prior to the Effective Time under any material instrument or material agreement to which it is a party or by which it is bound, which default, if not remedied, would render materially incomplete or untrue any representation or warranty made herein, (b) any suit, action or proceeding instituted or, to the knowledge of the Company, threatened against or affecting the Company subsequent to the date of this Agreement and prior to the Effective Time which, if adversely determined, would render materially incorrect any representation or warranty made herein and (c) any material breach of the Company's covenants hereunder or the occurrence of any event that is reasonably likely to cause any of its representations and warranties hereunder to become incomplete or untrue in any material respect.

        6.5 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement.

        6.6     Cooperation with Financing.

                (a) Parent, Purchaser and Mr. Hughes shall use commercially reasonable best efforts to obtain the Debt Financing. The Company agrees to provide, and will use commercially reasonable efforts to cause its subsidiaries, its officers and employees, representatives and advisors, including legal and accounting, to provide all necessary cooperation reasonably requested by Parent, Purchaser and Mr. Hughes in connection with the Debt Financing, including, without limitation, using commercially reasonable best efforts to cause (a) appropriate officers and employees to be available on a customary basis for "road show" appearances and the preparation of disclosure documents in connection therewith and (b) its independent accountants and counsel to provide assistance to Parent, Purchaser and Mr. Hughes as reasonably required in connection with the Debt Financing; provided, however, that the obligation of the Company to use its commercially reasonable best efforts in connection with the foregoing shall only apply to reasonable and customary activities in this regard and shall not include any obligation to obtain any extraordinary waivers, consents or approvals to loan agreements, leases or other contracts or to agree to an adverse modification of the terms of any of such documents, to prepay or incur additional obligations to any other parties or to incur or become liable for any other costs or expenses. Parent and Purchaser shall keep the Company informed of the status of their arrangements for the Debt Financing, including providing written notification to the Company as promptly as possible (but in any event within forty-eight (48) hours) with respect to (i) any indication that DLJ has withdrawn or will withdraw or adversely modify the DLJ Letter, or that DLJ has indicated that there has occurred a material adverse disruption or material adverse change in the banking, financial or capital markets generally or in the market for senior credit facilities or for new issuances of high yield securities which has caused or could cause DLJ to withdraw the DLJ Letter, and
(ii) any other material adverse developments relating to the financing contemplated by the Debt Financing. Parent shall provide written notice to the Company within twenty-four (24) hours if DLJ has indicated to Parent or Purchaser that it will be unable to arrange or secure the financing contemplated by the DLJ Letter. In the event Parent and Purchaser are unable to arrange any portion of such financing in the manner or from the sources contemplated by the DLJ Letter, Parent and Purchaser shall use commercially reasonable best efforts (but without any requirement to expend additional funds or modify in a manner adverse to Parent, Purchaser or Mr. Hughes any of the terms of the Offer, the Merger or the other transactions contemplated hereby) to arrange any such portion from alternative sources on substantially the same terms and with substantially the same conditions as the portion of the financing that Parent and Purchaser were unable to arrange. Nothing in this Section shall require the Company to enter into any credit agreement, indenture, guarantee or similar agreement related to the Debt Financing (other than by operation of law upon consummation of the Merger) without the consent of the Special Committee.

                (b) Prior to the acceptance for purchase of shares of Company Common Stock properly tendered in the Offer, Mr. Hughes shall, and shall have caused the other persons and entities included within the Continuing Stockholder to, have complied in all material respects with the Equity Commitment.

        6.7 Certain Use of Proceeds. Immediately after the Effective Time, the Surviving Corporation will make the loans to Debtor LLC described on Exhibit B to this Agreement, the form, terms and conditions thereof to be satisfactory to Parent and Mr. Hughes in their sole reasonable discretion.

        6.8     Indemnification, Exculpation And Insurance.

                (a) Parent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of Company as provided in the Company Certificate of Incorporation, the Company By-Laws and any indemnification agreements (each as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms; provided, however, that if any claims are asserted or made during the continuance of such terms, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

                (b) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume the obligations set forth in this Section 6.8. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 6.8(a) or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

                (c) The Surviving Corporation shall (i) maintain for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O INSURANCE"), for all persons who are directors or officers of the Company on the date of this Agreement (the "INSURED PARTIES") or (ii) cause to be provided coverage no less advantageous to the Insured Parties than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 150% amount, the "MAXIMUM PREMIUM"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.

                (d) The provisions of this Section 6.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.9     Solvency Matters.

                (a) Parent and the Company will jointly agree to retain a mutually satisfactory appraisal firm (the "APPRAISER") to provide a letter to the Special Committee of the Board of Directors of the Company and the Board of Directors of the Parent (the "SOLVENCY LETTER") to the effect that the financing to be provided to Purchaser to effect the Offer and the Merger and the other transactions contemplated hereby will not cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities and identified contingent liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to pay its existing debts as they mature or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.

                (b) The Appraiser will be requested to deliver a Solvency Letter as promptly as practicable. If the Appraiser is unable to deliver the Solvency Letter prior to the acceptance of Shares pursuant to the Offer or the Solvency Letter is not reasonably acceptable to the Special Committee of the Board of Directors of the Company (after reasonable efforts are made to remedy any deficiencies in the Solvency Letter), Parent and Purchaser covenant and agree that they shall not consummate the Offer.

                                   ARTICLE II
                                   CONDITIONS

        7.1 Conditions to each Party's Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

                (a) Governmental Approvals. Other than the filing of the Articles of Merger in accordance with the NRS, all material Governmental Approvals required to be obtained and all material filings, notices or declarations with or to Governmental Authorities required to be made by the parties and their Subsidiaries, officers, directors and affiliates in order to consummate the Merger shall have been obtained or made, and no such approval shall contain any conditions, limitations or restrictions, other than any deviation from the foregoing that does not have and may not reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

                (b) Legal Action; Statutes. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the Merger or the transactions contemplated hereby illegal or prohibits or imposes material limitations on the ability of Purchaser to consummate the Merger or otherwise prohibiting (directly or indirectly) consummation of the transactions contemplated by this Agreement or prohibits or imposes material limitations on the ability of Parent to own or operate all or a material portion of the Company's and its subsidiaries' businesses or assets, taken as a whole.

                (c) Closing of Tender Offer. Purchaser shall have (i) commenced the Offer pursuant to Article I hereof and (ii) purchased, pursuant to the terms and conditions of such Offer, all shares of the Company Common Stock duly tendered and not withdrawn; provided, however, that neither Parent nor Purchaser shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase shares of the Company Common Stock pursuant to the Offer in breach of their obligations under this Agreement.

        7.2     [Intentionally deleted]

        7.3 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

                (a) Representations and Warranties Accurate. The representations and warranties of the Parent and Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct, or any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case at the date of the Agreement and at the date of the Closing (unless a representation speaks as of an earlier date, in which case it shall be true and correct as of such earlier date).

                (b) No Material Breach. Parent and Purchaser shall have performed in all material respects all obligations, and shall have complied in all material respects with any agreement or covenant of Parent and/or Purchaser, to be performed or complied with by either of them under this Agreement, prior to or as of the date of the Closing, and the Company shall have received a certificate signed by a senior officer of the Parent to such effect.

                (c) Parent to Fund Paying Agent. Prior to the Effective Time, Parent shall have deposited with the Paying Agent the funds to which holders of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof.

                (d) Solvency Letter. The Solvency Letter shall have been delivered to the Special Committee and the Board of Directors of the Company prior to the acceptance of Shares pursuant to the Offer.

                (e) Stockholder Consent. The Stockholder Consent shall remain in full force and effect.

                                  ARTICLE III
                                   TERMINATION

        8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                (a) By Mutual Consent. By mutual consent of Parent and the Board of Directors of the Company.

                (b) By Any Party. By Parent or Purchaser, or by the Board of Directors of the Company:

                        (i) if the Merger shall not have been consummated on or prior to March 31, 2000; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date;

                        (ii) if a court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                        (iii) if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A without Purchaser having purchased any shares of the Company Common Stock thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of any Offer Condition.

                (c)     By Parent or Purchaser. By Parent or Purchaser:

                        (i) if the Board of Directors of the Company or the Special Committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement, the Offer or the Merger or shall have approved or recommended an Acquisition Proposal; or

                        (ii) the Independent Advisor shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its opinion as to the fairness, from a financial point of view, of the consideration to be received in the Offer and the Merger; or

                        (iii) if the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein (including without limitation the covenants in Article VI), or breaches any of its representations or warranties contained herein, in any material respect, which breach shall not have been cured in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within ten (10) days following receipt by the Company of written notice specifying such breach from Parent or Purchaser.

                (d) By the Company. By the Company (acting through the Special Committee): (i) if Parent or Purchaser breaches or fails in any material respect to perform or comply with any of their respective material covenants and agreements contained herein

(including without limitation the covenants in Article VI), or breaches any of their respective representations or warranties contained herein, in any material respect, which breach shall not have been cured in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within ten (10) days following receipt by Parent of written notice specifying such breach from the Company; or

                        (ii) if Purchaser or Parent shall have (A) failed to commence the Offer within five Business Days of the public announcement by Parent and the Company of this Agreement, or (B) failed to pay for Shares pursuant to the Offer in accordance with Section 1.1(a) hereof.

        3.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 above, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent and Purchaser, or either of them, or the Company, or their respective officers, directors or employees, except (a) for fraud, (b) as set forth in this
Section 8.2 and in Section 9.1 hereof and (c) nothing herein shall relieve any party from liability for any willful breach hereof.

                                   ARTICLE IV
                               GENERAL PROVISIONS

        9.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, all fees and expenses of the parties' respective financial advisors and legal and accounting advisors, the Independent Advisor and the legal and accounting advisors to the Special Committee) (collectively, "COSTS") shall be paid by the Company, whether or not the Closing occurs; provided, however, that if a Reimbursement Event occurs, Parent, Purchaser and Mr. Hughes shall reimburse the Company for $2 million (or such lesser amount actually incurred) of the Costs incurred by them in connection herewith. A "REIMBURSEMENT EVENT" shall mean a failure to consummate the Offer or the Merger as a result of the Financing Condition to the Offer (as defined in Exhibit A hereto) not being satisfied for any reason, and then only if the non-satisfaction of the Financing Condition is not principally the result of a Company Material Adverse Effect. Notwithstanding anything in this Section 9.1 to the contrary, in the event that this Agreement is terminated pursuant to Section 8.1(d), then Parent, Purchaser and Mr. Hughes shall be responsible fully for the Costs incurred by them. For purposes of determining the Costs incurred by Parent, Purchaser and Mr. Hughes, "Costs" shall include (i) the fees and expenses of DLJ and its legal advisors and (ii) the fees and expenses of legal, tax and accounting advisors to the Company, to the extent that their services were provided to assist Mr. Hughes in the structuring and negotiation of the transactions contemplated by this Agreement.

        9.2 Amendment and Modification. Subject to applicable law and subject to Section 9.13, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the form of the Merger Consideration.

        9.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

        9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a) if to Parent, Purchaser, Mr. Hughes or the Family Trust, to:

                        Mr. Hughes
                        C/o Herbalife International, Inc.
                        1800 Century Park East, Los Angeles, CA 90067 Telecopy No.: (310) 557-3904
                        Attention: Mr. Hughes

                        with a copy to:

                        Irell & Manella LLP
                        333 South Hope Street, Suite 3300 Los Angeles, California 90071
                        Telecopy No.:  (213) 229-0516
                        Attention:  Anthony T. Iler, Esq.

                (b)     if to the Company, to:

                        The Special Committee of the Board of Directors of Herbalife International, Inc.
                        C/o John M. Newell, Esq.
                        Latham & Watkins
                        633 West Fifth Street, Los Angeles, CA 90071
                        Telecopy No.:  (213) 891-8763
                        Attention:  Messrs. Edward J. Hall and Christopher Miner

                        with a copy to:

                        Latham & Watkins
                        633 West Fifth Street, Los Angeles, CA 90071
                        Telecopy No.:  (213) 891-8763
                        Attention:  Randall C. Bassett, Esq. and John M. Newell,
                                    Esq.

        9.5 Definitions; Interpretation. As used in this Agreement, the terms "AFFILIATE(S)" and "ASSOCIATES" shall have the meanings set forth in Rule 12b-2 under the Exchange Act. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including without limitation
Section 6.1 hereof) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        9.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        9.10 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada (without giving effect to the principles of conflicts of law thereof).

        9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

        9.12 Extension; Waiver. Subject to Section 9.13, at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) subject to Section 9.2, waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        9.13 Procedure For Termination, Amendment, Extension Or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 9.2 or an extension or waiver pursuant to Section
9.12 shall, in order to be effective, require in the case of Parent, Purchaser or Company, action by its respective managing member, Board of Directors or the duly authorized designee thereof; provided, however, the affirmative vote of a majority of the members of the Special Committee of the Board of Directors of the Company shall be required in order for the Company or the Board of Directors of the Company to act to (i) amend or terminate this Agreement, (ii) exercise or waive any of Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Purchaser's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or By-Laws (each as in effect on the date hereof).

        9.14    Guarantee.

                (a) In order to induce the Company to enter into this Agreement and for other valuable consideration, each of Mr. Hughes and the Family Trust, jointly and severally, hereby irrevocably guarantees (as primary obligor and not merely as surety) to the Company and each person who controls the Company within the meaning of the Securities Act or the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise (each of such persons, a "BENEFICIARY") (i) the accuracy of the representations and warranties of Parent and Purchaser contained in Article IV hereof and (ii) the performance by Parent and Purchaser of the covenants and agreements contained in this Agreement.

                (b) The obligations of Mr. Hughes and the Family Trust under this Section 9.14 shall be unconditional, irrespective of the validity or enforceability of any other provision of this Agreement.

                (c) The obligations of Mr. Hughes and the Family Trust under this Section 9.14 constitute guarantees of performance and of payment, and not merely guarantees of collection, and shall remain in full force and effect until all obligations of and all amounts payable by Parent and Purchaser in respect of the matters (the "GUARANTEED MATTERS") that are the subject of the obligations of Mr. Hughes and the Family Trust under this Section 9.14 of this Agreement have been validly, finally and irrevocably performed or paid in full, as the case may be, and shall not be affected in any way by the absence of any action to obtain such performance or amounts, as the case may be, from Parent or Purchaser hereunder or of any security from time to time therefor. Each of Mr. Hughes and the Family Trust hereby waives all requirements as to promptness, diligence, presentment, demand for payment, protest and notice of any kind with respect to his or its obligations under this Section 9.14. Each of Mr. Hughes and the Family Trust hereby agrees, jointly and severally, that action may be taken directly against such person under this Section 9.14 without any action being taken against Parent or Purchaser.

                (d) The obligations of Mr. Hughes and the Family Trust under this Section 9.14 shall not be affected by any change in applicable laws, rules or regulations or by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting or purporting to amend, vary, reduce or otherwise affect any of the obligations of Parent or Purchaser under this Agreement or by any other circumstance (other than by complete, irrevocable performance or payment) that might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor. If Parent or Purchaser merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist, Mr. Hughes and the Family Trust shall nonetheless continue to be liable for the performance of all obligations or the payment of all amounts, as the case may be, that would have been due or payable, as the case may be, by Parent or Purchaser in respect of the Guaranteed Matters.

                (e) The obligations of Mr. Hughes and the Family Trust under this Section 9.14 shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any obligation or payment of Parent or Purchaser in respect of the Guaranteed Matters, in whole or in part, is rescinded or must otherwise be returned by a Beneficiary upon the insolvency, bankruptcy or reorganization of Parent or Purchaser or otherwise, all as though such performance or payment, as the case may be, had not been made.

                (f) If at any time when any obligation of, or any amount payable by Parent or Purchaser in respect of, the Guaranteed Matters is overdue and unperformed or unpaid, as the case may be, Mr. Hughes and the Family Trust receives any amount as a result of any action against Parent or Purchaser or any of its property or assets or otherwise for or on account of any payment made by Mr. Hughes and the Family Trust pursuant to this Section 9.14, Mr. Hughes or the Family Trust, as the case may be, shall forthwith pay such amount received by it to the Beneficiaries, without demand, to be credited and applied toward any such amount payable by Parent or Purchaser.

                (g) The guarantee agreements set forth in this Agreement shall be in addition to any liability which Parent, Purchaser, Mr. Hughes or the Family Trust may otherwise have.

        9.15 Announcements. Neither the Company, Parent nor Purchaser shall make any public announcement of the terms or existence of this Agreement without the consent of the other parties hereto, unless required by law.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Parent, Purchaser, Mr. Hughes, the Family Trust and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

HERBALIFE INTERNATIONAL, INC.:         MH MILLENNIUM HOLDINGS LLC:



By: ______________________________     By: _________________________________
Name                                         Mark Hughes

Title: ___________________________     Title: Managing Member

                                       MH MILLENNIUM ACQUISITION CORP.:

                                       By: _________________________________
                                              Mark Hughes

                                       Title: President

                                       MARK HUGHES*:

                                       _____________________________________


                                       THE MARK HUGHES FAMILY TRUST**:

                                       By: _________________________________
                                             Mark Hughes

                                       Title:  Sole Trustee


--------
        * Signing only with respect to Sections 1.7(b), 6.6 and Section 9.14.

        ** Signing only with respect to Section 9.14.

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER

        Notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless the number of Shares tendered and not withdrawn shall equal more than 50% of each class of the Company Common Stock outstanding on the date hereof excluding Company Common Stock owned by the Continuing Stockholder (the "MINIMUM CONDITION") prior to the date which is 20 Business Days following the commencement of the Offer in accordance with the terms hereof or such later date as the Offer may be extended as provided in Section 1.1(a) of the Agreement or by an amendment to this Agreement in accordance with the provisions of Section
9.13. Furthermore, notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer, subject to the terms and conditions of the Agreement and Purchaser's obligation to extend the Offer pursuant to Section 1.1(a), if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

        (a) any material Governmental Approvals required to be obtained or any material filings, notices or declarations with or to Governmental Authorities required to be made by the parties or their Subsidiaries, officers, directors and affiliates in order to consummate the Offer, shall fail to have been obtained or made, or if obtained or made, any such approval does or would contain any conditions, limitations or restrictions that have or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect;

        (b) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the acquisition of Shares by Purchaser, the Offer, the Merger or the other transactions contemplated by the Agreement illegal or prohibits or imposes material limitations on the ability of Purchaser to consummate the Offer, the Merger or the acquisition of the Shares or otherwise prohibits(directly or indirectly) consummation of the transactions contemplated by the Agreement or prohibits or imposes material limitations on the ability of Parent to own or operate all or a material portion of the Company's and its subsidiaries' businesses or assets, taken as a whole;

        (c) any of the representations and warranties of the Company set forth in the Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Agreement and at the scheduled or extended expiration of the Offer (unless a representation speaks as of an earlier date, in which case if any such representation is not true and correct as of such earlier date), which breaches have not been cured within 10 Business Days after the giving of written notice to the Company;

        (d) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement, which breaches have not been cured within 10 Business Days after the giving of written notice to the Company; or

        (e) this Agreement shall have been terminated in accordance with its terms;

        (f) Parent, Purchaser and/or one or more of their respective subsidiaries shall not have obtained the Debt Financing, on terms and conditions satisfactory in form and substance to Parent and Purchaser in their sole reasonable discretion (including the availability of funds for the loans referred to in Section 6.7 of the Agreement, which loans shall be permitted to be made immediately after the Effective Time) in amounts that, together with cash and cash equivalents of the Company as of the Effective Date, is sufficient to satisfy the Uses of Funds (the "FINANCING CONDITION");

        (g) the number of shares of Company Common Stock as to which the holders thereof have properly exercised, or reasonably appear to have properly exercised, dissenters' rights, if any, with respect to the Merger exceed three percent (3%) of the total number of shares of Company Common Stock outstanding as of the date of the Agreement, which, in the reasonable judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or omission by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments therefor.

        The foregoing conditions in paragraphs (a) through (g) are for the sole benefit of Purchaser and Parent and may, subject to the terms of this Agreement and except for the Minimum Condition, be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used herein but not defined herein shall have the meanings assigned to such terms in the Agreement of which this Exhibit A is a part.

                                    EXHIBIT B

                               LOANS TO MR. HUGHES

        Immediately after the Closing of the Merger, the Company will make two loans in the aggregate amount of approximately $214.25 million, comprised of a loan in the aggregate amount of approximately $125 million ("Loan A") and a loan in the aggregate amount of approximately $89.25 million ("Loan B" and, together with Loan A, the "Loans") to Debtor LLC. The Loans will have a stated maturity of seven years, will bear interest at a commercially reasonable rate (for loans of similar nature and with similar terms) per annum, and will call for annual interest-only payments until maturity, at which time the principal balance and all accrued and unpaid interest will be due.

        Debtor LLC will use the proceeds from Loan B to fund the required posting of alternative collateral to secure the obligations of Mr. Hughes and related entities under the forward purchase agreements with DECS Trust III. Repayment of Loan B will not be secured; it will, however, be guaranteed as to repayment by Mr. Hughes (the "Loan B Guarantee"). The proceeds of Loan A will be retained by Debtor LLC and invested, and such proceeds and investments (collectively, the "Collateral") will be pledged by Debtor LLC to secure that Loan. The Company will pledge Loan A and the related Collateral to the bank anticipated to be the lender to Purchaser (and, after the Merger, to the Company) under senior bank financing constituting a portion of the Debt Financing. The secured note evidencing and securing Loan A will serve as security for Purchaser's (and, after the Merger, the Company's) obligations under such senior bank financing. Initially, the value of the Collateral is expected to be approximately $125 million. Other than the Collateral, the only assets of Debtor LLC will consist of substantially all of the outstanding shares of the Company's capital stock (other than a small number of voting shares to be held by Parent); however, under the terms of the agreements governing the Loans (the "Loan Agreements"), there will be no restriction on the ability of Debtor LLC to make a distribution of the Company capital stock at any time.

        The terms of the Loan Agreements and the pledge of the Collateral may impose restrictions on investments that Debtor LLC may make utilizing funds constituting all of the Collateral. In particular, it is anticipated that Debtor LLC would only be permitted to invest in investment grade government securities. Provided only that Debtor LLC is not in default in making interest payments on the Loans, and that the Company is not in default under the Debt Financing, investment earnings on the Collateral will be released from the Collateral pledge and are expected to be distributed by Debtor LLC to Mr. Hughes. Consequently, provided no default is occurring on the Loans or on the Debt Financing, investment earnings on the Collateral will not provide additional security for the Loans. If the value of the investment portfolio constituting all or a portion of the Collateral declines in value, there is no obligation on the part of Debtor LLC or any other person or entity to post additional security to restore the value of the Collateral to its initial value or any other amount, and such a decline in value would not affect the treatment of investment earnings derived from the Collateral. Such earnings would still be released from the Collateral pledge (provided, however, that Debtor LLC was not in default in interest payments on the Loans and the Company is not in default under the Debt Financing) and available for distribution to Mr. Hughes.

        Commencing not earlier than three years following the Closing, if certain financial covenant criteria contained in the Debt Financing are satisfied, Mr. Hughes and the Company contemplate causing the Company to redeem the capital stock held by Debtor LLC (which may, at the Company's election, be recapitalized into preferred stock), or otherwise make payments to the LLC, in order to permit Debtor LLC to repay the principal of the Loans, although Mr. Hughes may cause Debtor LLC to satisfy the Loans in another fashion that does not require any payment by the Company. The covenants restricting these actions will be negotiated in arms lengths transactions, in good faith, with the lenders providing the Debt Financing. Following the redemption of the capital stock held by Debtor (or such other payments), the Collateral will be released from the pledge and will thereby cease to act as security for the senior bank facility. In addition, repayment of the Loans in the foregoing manner will have the effect of extinguishing the Loan B Guarantee.

        The Company intends to make distributions on its capital stock (or preferred stock, if the common stock held by Debtor LLC is recapitalized) in an amount approximately equal to the aggregate required interest payments on the Loans. Under the Loan Agreements and Debt Financing, such distributions would be permissible at any time (provided, however, that corresponding interest payments are made on the Loans substantially contemporaneously by Debtor LLC to the Company), regardless of whether the Company could then make a restricted payment pursuant to the restricted payments covenant included in the Debt Financing, and regardless of the general prohibition on such payments included in the Debt Financing. However, such distributions could not be made during the existence of a default or event of default under the Debt Financing.


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